As filed with the Securities and Exchange Commission on November 2, 2004

Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THE COLONIAL BANCGROUP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	6021	63-0661573
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
One Commerce Street, Suite 800		(334) 240-5000
Montgomery, Alabama 36104		(Telephone No.)
(Address of principal executive offices)

Helena T. Duncan

Secretary

Post Office Box 1108

Montgomery, Alabama 36101-1108

(Name and address of agent for service)

Copies to:

Willard H. Henson

Hugh C. Nickson, III

Miller, Hamilton, Snider & Odom, L.L.C.

One Commerce Street, Suite 305

Montgomery, Alabama 36104

Telephone: 334-834-5550

Facsimile: 334-265-4533

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Units to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price per Unit (2)	Proposed Maximum Aggregate Offering Price (3)(4)	Amount of Registration Fee (5)
Common Stock ($2.50 par value)(6)
Preference Stock ($2.50 par value)(7)
Debt Securities(8)
TOTAL	$500,000,000		$500,000,000	$63,350

(1)	Includes an indeterminate number of securities that may be offered or sold.
(2)	The proposed maximum offering price per unit or share will be determined from time to time by the registrant in connection with, and at the time of, the issuance by the registrant of the securities registered hereunder.
(3)	The proposed maximum aggregate offering price has been estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(o) of the rules and regulations of the Securities Act. The aggregate public offering price of the common stock, preference stock, and debt securities registered hereby will not exceed $500,000,000.
(4)	Exclusive of accrued interest and dividends, if any.
(5)	Calculated pursuant to Rule 457(o) of the rules and regulations of the Securities Act.
(6)	The registrant hereby registers an indeterminate number of shares of its common stock, par value, $2.50 per share, as may be issued from time to time at indeterminate prices.
(7)	The registrant hereby registers an indeterminate number of shares of its preference stock, par value, $2.50 per share, as may be issued from time to time at indeterminate prices.
(8)	The registrant hereby registers an indeterminate principal amount of its debt securities as may, as may be from time to time sold at indeterminate prices.

The Registrant hereby amends this Registration Statement on each such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

INTRODUCTORY NOTE

This registration statement contains a form of prospectus relating to Common Stock, Preference Stock and Debt Securities of The Colonial BancGroup, Inc., this prospectus may be used for one or more offerings by Colonial BancGroup. To the extent required, the information in this prospectus, including financial information, will be updated at the time of each offering.

Each time Colonial BancGroup offers securities, we will provide you with one of these prospectuses that will contain a general description of the offering and a prospectus supplement that will contain specific information about the terms of that offering.

We may not sell these securities or accept any offer to buy these securities until we deliver the prospectus and an accompanying prospectus supplement in final form. We are not using the prospectus and any accompanying prospectus supplement to offer to sell these securities or to solicit offers to buy these securities in any place where the offer or sale is not permitted.

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in the prospectus and any accompanying prospectus supplement and, if given or made, such information or representations must not be relied upon as having been authorized by us. The prospectus and any accompanying prospectus supplement do not constitute any offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

Information in this prospectus is not complete and may be changed. Colonial BancGroup may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not a solicitation of an offer to buy these securities in any state where an offer or sale is not permitted.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities nor is it a solicitation of an offer to buy these securities in any state where an offer or sale is not permitted.

Prospectus Subject to Completion, Dated November 2, 2004

$500,000,000

The Colonial BancGroup, Inc.

COMMON STOCK

PREFERENCE STOCK

DEBT SECURITIES

Colonial BancGroup will provide specific terms of the above securities in supplements to this prospectus from time to time. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

These securities are not deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Our common stock is listed on the New York Stock Exchange under the symbol “CNB”. The closing price of our common stock was $21.49 on November 1, 2004.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November     , 2004.

You should rely on the information incorporated by reference or provided in this prospectus. We have not Authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all the information that you should consider in making your investment decision. You should read the entire prospectus and the attached prospectus supplement carefully, including the documents referred to in “Where You Can Find More Information,” including our financial statements. When we refer to “Colonial BancGroup”, “BancGroup”, the “Company,” “we,” or “our” in this prospectus, we are referring to The Colonial BancGroup, Inc., a Delaware corporation. When we refer to “Colonial,” the “Bank” or “Colonial Bank” in this prospectus, we are referring to Colonial Bank, N.A., a national association.

The Offering

This prospectus is part of a registration statement that Colonial BancGroup filed with the Securities and Exchange Commission (the “SEC”) using a shelf registration process. Under this shelf registration process, we may, from time to time, offer any combination of the following securities as described in this prospectus, in one or more offerings up to a total dollar amount of $500,000,000:

•	common stock;

•	preference stock; and

•	debt securities

This prospectus provides you with a general description of the common stock, the preference stock and the debt securities. Each time we sell common stock, preference stock and/or debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The applicable prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information”.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC website or at the SEC’s offices mentioned under the heading “Where You Can Find More Information”.

The Colonial BancGroup, Inc.

Colonial BancGroup is a $18.2 billion financial services company providing diversified financial services primarily through its wholly-owned banking subsidiary, Colonial Bank, N.A. Colonial Bank conducts general commercial and retail banking business through its branch network of 289 branches in Florida, Alabama, Georgia, Nevada, Tennessee and Texas.

Our principal executive offices are located at Colonial Financial Center, One Commerce Street, Montgomery, Alabama 36104. Our telephone number at that address is (334) 240-5000.

Strategy

The foundation of BancGroup is built upon a community banking philosophy that allows local responsibility for customer relationships. This operating philosophy has been important in making acquisitions, retaining skilled and highly motivated local management teams and developing a strong customer base, particularly with respect to lending relationships.

The expertise in each local market is supported by consolidated operations and a centralized credit review function, which allows the local banking officers to concentrate on the customer. Through this structure of local customer relationship responsibility and consolidated operations, the local banks have decision making capability while at the same time having an effective operational structure at their disposal to service the customer in the most cost effective and efficient manner.

We expect that there will continue to be considerable competition in all of our markets. We are continuing to expand our geographic footprint through acquisitions and internal growth. Our acquisition strategies focus on finding strong banks in growth markets that fit into our strategic plans and desired market areas. Our internal growth strategies include seeking quality loan growth in each regional market, generating deposit growth through the development of customer relationships and competitive product offerings, continued development of our presence in higher growth markets, growth in noninterest income through continued expansion of fee-based products and services and the ongoing development of a sales oriented business culture with an emphasis on customer service.

Recent Developments:

In September 2004, we announced the signing of a definitive agreement to acquire Union Bank of Florida (Union). Union operates 18 full service branches in Miami-Dade, Broward, and Palm Beach Counties. At September 30, 2004, Union had total assets of $1 billion, loans of $639 million and deposits of $717 million. Total consideration for the transaction is approximately $233 million based on $20 per share of BancGroup stock. The aggregate consideration consists of approximately 75% cash and 25% stock, subject to the limitation that we will issue no more then 3.24 million shares in the transaction. The transaction is expected to be completed in the first quarter of 2005.

The following is a summary of assets, deposits and branches at September 30, 2004 (pro forma including the impact of the Union Bank of Florida acquisition):

	% of total Assets	% of non-time Deposits	% of total Deposits	Number of Branches
Florida	50%	59%	53%	141
Alabama	25%	25%	31%	116
Georgia	8%	5%	6%	22
Texas	5%	5%	4%	12
Nevada	4%	5%	4%	13
Corporate/Other	8%	1%	2%	3

A WARNING ABOUT FORWARD LOOKING STATEMENTS

We make forward-looking statements in this document and in our public documents to which we refer. When we use words such as “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect,” “will,” “should,” “seeks” or other similar expressions we refer to events or conditions subject to risks and uncertainties. When considering those forward-looking statements, you should keep in mind the risks, uncertainties and other cautionary statements made in this prospectus. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. In addition to the risks identified below, you should refer to our public documents for specific risks which could cause actual results to be significantly different from those expressed or implied by those forward-looking statements. Some factors which may affect the accuracy of the forward-looking statements apply generally to the financial services or real estate industries, while other factors apply directly to us. Any number of important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to:

•	the impact and effects of leverage;

•	regulatory limitations on Colonial Bank’s ability to pay dividends;

•	the potential adverse impact on Colonial Bank’s operations and profitability of changes in interest rates and future legislation or regulations;

•	economic conditions, both generally and particularly in areas where we or our subsidiaries, including Colonial Bank, operate or hold assets;

•	interest rate and credit risk associated with Colonial Bank’s loan portfolio and the related sufficiency of its allowance for loan losses;

•	the success of technological, strategic and business initiatives;

•	the risks associated with commercial real estate and development;

•	the risks associated with the value of our equity securities;

•	the profitability of our banking and non-banking initiatives and investments;

•	the ability to successfully integrate any business or assets that we may acquire;

•	the highly regulated nature of our banking business; and

•	the highly competitive nature of our businesses.

Many of these factors are beyond our control and beyond the control of Colonial Bank. You should consult any further disclosures of a forward-looking nature we may make in our periodic and current reports filed with the SEC.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, BancGroup will use the net proceeds it receives from any offering of these securities to fund one or more acquisitions or for general corporate purposes, which may include, among other things:

•	funding its operating units and subsidiaries,

•	financing business expansion,

•	refinancing or extending the maturity of existing debt obligations,

•	redemption of preferred stock,

•	investments at the holding company level and stock repurchases. The applicable prospectus supplement may provide more detail on the use of proceeds of any specific offering.

The precise amounts and timing of the application of such proceeds depends upon many factors, including, but not limited to, the amount of any such proceeds and actual funding requirements. Until the proceeds are used, we may invest the proceeds, depending on our cash flow requirements, in short and long term investments, including, but not limited to treasury bills, commercial paper, certificates of deposit, securities issued by U.S. government agencies, money market funds, repurchase agreements and other similar investments.

CONSOLIDATED EARNINGS RATIOS

The following table provides BancGroup’s consolidated ratios of earnings to fixed charges:

Computation of Ratios of Earnings to Fixed Charges

			Year ended December 31,
	Nine Months ended September 30, 2004		2003		2002		2001		2000		1999
			(In thousands)
Income before Income Taxes	$194,123		$227,163		$214,743		$191,897		$189,741		$187,396
Fixed charges:
Interest Expense	187,294		274,165		322,261		480,240		517,754		384,891
1/3 Rent Expense	7,298		9,402		7,511		6,222		5,661		4,943

Total Fixed Charges	194,592		283,567		329,772		486,462		523,415		389,834
Adjusted Earnings	$388,715		$510,730		$544,515		$678,359		$713,156		$577,230
Ratio of Earnings to Fixed Charges	2.00	x	1.80	x	1.65	x	1.39	x	1.36	x	1.48	x

BUSINESS

The principle activity of BancGroup is to supervise and coordinate the business of its subsidiaries and to provide them with capital and services. BancGroup conducts its business primarily through its wholly owned subsidiary, Colonial Bank.

Colonial Bank conducts a general commercial banking business and offers a variety of demand, savings and time deposit products as well as extensions of credit through personal, commercial and mortgage loans within its market areas. Colonial Bank also provides additional services to its markets through cash management services, electronic banking services, credit card, and merchant services and financial planning services. Financial planning services include trust service, insurance sales and the sales of various types of investment products such as mutual funds, annuities, stocks, municipal bonds and U.S. government securities.

The following is a summary as of September 30, 2004 of assets, deposits and branches by state:

	% of Total Assets	% of Core (non-time) Deposits	% of Total Deposits	Number of Branches
Florida	48%	56%	50%	123
Alabama	26%	27%	33%	116
Georgia	8%	5%	7%	22
Texas	6%	5%	4%	12
Nevada	4%	5%	4%	13
Corporate/Other	8%	2%	2%	3

We believe that we are poised to take advantage of growth opportunities because of our strategic locations in attractive markets in the Unites States, including Florida and Nevada. During the past few years Colonial has made a concerted effort to build a solid infrastructure and transform its culture to one that is sales and service focused. The Company is just now beginning to reap the benefits from these strategic initiatives. Colonial is finding more opportunity to grow relationships with its existing customer base as well as expand its presence in chosen markets in the fastest-growing areas of the country.

SUPERVISION AND REGULATION

As a financial holding company and a bank holding company under the BHC Act, the Federal Reserve regulates, supervises and examines BancGroup. For a discussion of the material elements of the regulatory framework applicable to financial holding companies, bank holding companies and their subsidiaries and specific information relevant to BancGroup, please refer to BancGroup’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, Quarterly Reports on Form 10-Q and any subsequent reports that BancGroup files with the SEC, which are incorporated by reference in this prospectus. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders. As a result of this regulatory framework, BancGroup’s earnings are affected by actions of the federal regulatory agencies that regulate us and Colonial Bank, and the SEC and NASD, which regulate the activities of certain subsidiaries engaged in the securities business.

BancGroup’s earnings are also affected by general economic conditions, our management policies and legislative action. In addition, there are numerous governmental requirements and regulations that affect our business activities. A change in applicable statutes, regulations or regulatory policy may have a material effect on BancGroup’s business.

Depository institutions, like Colonial Bank, are also affected by various federal laws, including those relating to consumer protection and similar matters. BancGroup also has other financial services subsidiaries regulated by federal and state regulatory agencies and self-regulatory organizations. BancGroup’s non-bank subsidiaries may be subject to other laws and regulations of the federal government or the various states in which they are authorized to do business.

Restrictions on Ownership

The BHC Act generally would prohibit any company that is not engaged in banking activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of BancGroup. “Control” is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. In addition, any existing bank holding company would need the prior approval of the Federal Reserve before acquiring 5% or more of the voting stock of BancGroup. In addition, the Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring “control” of a bank holding company unless the Federal Reserve has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as BancGroup, would, under the circumstances set forth in the presumption, constitute acquisition of control of the bank holding company.

DESCRIPTION OF SECURITIES

The following summary describes the material terms of the securities offered in this prospectus. A more complete description may be contained in the supplemental prospectus.

This prospectus contains a general summary of the terms and provisions of BancGroup’s common stock (the “Common Stock”), BancGroup’s preference stock (the “Preference Stock”), and debt securities (the “Debt Securities”). This prospectus does not purport to be complete and is qualified in its entirety by reference to BancGroup’s Restated Certificate of Incorporation and the Certificates of Amendment thereto, which include the express terms of the Common Stock. These certificates have been filed as exhibits to BancGroup’s prior filings with the SEC. The applicable prospectus supplement will describe the specific terms of the series of the Common Stock, the Preference Stock and/or the Debt Securities offered under that prospectus supplement.

DESCRIPTION OF COMMON STOCK

BancGroup is incorporated under the General Corporation Law of the State of Delaware. Our authorized common stock consists of 200,000,000 shares of common stock, par value $2.50 per share. As of September 30, 2004, we had 133,617,232 shares of common stock issued and outstanding. BancGroup’s board of directors may at any time, without additional approval of the holders of common stock, issue additional authorized but previously unissued shares of Common Stock, subject to the applicable rules of the New York Stock Exchange. For the complete terms of our common stock you should read the more detailed provisions of our Certificate of Incorporation and Bylaws.

Voting Rights

The holders of common stock are entitled to one vote per share on all matters presented to shareholders. Holders of Common Stock are not entitled to cumulate their votes in the election of directors.

No Preemptive or Conversion Rights

The holders of common stock do not have preemptive rights to subscribe for a proportionate share of any additional securities issued by BancGroup before such securities are offered to others. The absence of preemptive rights increases BancGroup’s flexibility to issue additional shares of common stock in connection with BancGroup’s acquisitions, employee benefit plans and for other purposes. The holders of common stock are not entitled to any redemption privileges, sinking fund privileges or conversion rights.

Dividends

Holders of common stock are entitled to receive dividends ratably when, as and if declared by BancGroup’s board of directors from assets legally available therefor, after payment of all dividends on preference stock, if any is outstanding. Under Delaware law, BancGroup may pay dividends out of surplus or net profits for the fiscal year in which declared and/or for the preceding fiscal year, even if its surplus accounts are in a deficit position. Dividends paid by Colonial Bank are the primary source of funds available to BancGroup for payment of dividends to its stockholders and for other needs. BancGroup’s board of directors currently intends to maintain its present policy of paying regular quarterly cash dividends. The declaration and amount of future dividends will depend on circumstances existing at the time, including BancGroup’s earnings, financial condition and capital requirements, as well as regulatory limitations and such other factors as BancGroup’s board of directors deems relevant. See “Supervision and Regulations”.

Liquidation

Upon liquidation, dissolution or the winding up of the affairs of BancGroup, holders of common stock are entitled to receive their pro rata portion of the remaining assets of BancGroup after the holders of BancGroup’s Preference Stock have been paid in full any sums to which they may be entitled.

Certain Charter and ByLaw Provisions Affecting Stock

BancGroup’s Certificate of Incorporation and Bylaws contain several provisions that may make BancGroup a less attractive target for an acquisition of control by anyone who does not have the support of BancGroup’s board of directors. Such provisions include, among other things, the requirement of a supermajority vote of stockholders or directors to approve certain business combinations, a staggered board of directors, restrictions on stockholders’ ability to nominate directors or to introduce business at stockholders’ meetings and the limitation that stockholders may not call special meetings or act by written consent. The foregoing is qualified in its entirety by reference to BancGroup’s Restated Certificate of Incorporation, as amended, and Bylaws both of which are on file with the Commission.

DESCRIPTION OF PREFERENCE STOCK

BancGroup has authorized 1,000,000 shares of $2.50 par value Preference Stock. The Preference Stock is issuable in one or more series and BancGroup’s board of directors, subject to certain limitations, is authorized to fix the number of shares, dividend rate, liquidation prices, redemption, conversion, voting rights, and other terms. BancGroup’s board of directors may issue Preference Stock without approval of the holders of BancGroup common stock. As of September 30, 2004, no shares of BancGroup Preference Stock were issued and outstanding. A prospectus supplement will more fully describe any Preference Stock that may be issued if and when BancGroup offers one or more series of Preference Stock.

DESCRIPTION OF DEBT SECURITIES

We have described below certain general terms that may apply to the debt securities issued pursuant to this prospectus. We will describe the particular terms of any debt securities we offer to you in the prospectus supplement relating to those debt securities.

The debt securities will be subordinated debt securities. We will issue the subordinated debt securities under a subordinated indenture between us and an eligible trustee under the Trust Indenture Act. The following summary of certain provisions of the indentures for the subordinated debt securities is not complete. You should refer to the indenture, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

The indenture does not limit the amount of debt securities that we may issue. We also have the right to “reopen” a previous issue of a series of debt securities by issuing additional debt securities of such series. The subordinated debt securities will be unsecured and will be subordinated and junior to all “senior indebtedness” (as defined below under “Subordinated Debt Securities—Subordination”). In addition, under certain circumstances relating to our dissolution, winding-up, liquidation or reorganization, the subordinated debt securities will be junior to all “other financial obligations” (as defined below under “Subordinated Debt Securities—Subordination”).

We are a bank holding company that conducts substantially all of our operations through subsidiaries. As a result, claims of the holders of the debt securities will generally have a junior position to claims of creditors of our subsidiaries, except to the extent that Colonial BancGroup may be recognized, and receive payment, as a creditor of those subsidiaries. Claims of our subsidiaries’ creditors other than Colonial BancGroup include substantial amounts of long-term debt, deposit liabilities, federal funds purchased, securities sold under repurchase agreements, commercial paper, and other short-term borrowings.

We may issue the debt securities in one or more separate series of subordinated debt securities. We will specify in the prospectus supplement relating to a particular series of debt securities being offered the particular amounts, prices, and terms of those debt securities.

These terms may include:

•	the title and type of the debt securities;

•	any limit on the aggregate principal amount or aggregate initial offering price of the debt securities;

•	the purchase price of the debt securities;

•	the dates on which the principal of the debt securities will be payable and the amount payable upon acceleration;

•	the interest rates of the debt securities, including the interest rates, if any, applicable to overdue payments, or the method for determining those rates, and the interest payment dates for the debt securities;

•	the places where payments may be made on the debt securities;

•	any mandatory or optional redemption provisions applicable to the debt securities;

•	any sinking fund or similar provisions applicable to the debt securities;

•	the authorized denominations of the debt securities, if other than $1,000 and integral multiples of $1,000;

•	if denominated in a currency other than U.S. dollars, the currency or currencies, including the euro or other composite currencies, in which payments on the debt securities will be payable (which currencies may be different for principal, premium, and interest payments);

•	any conversion or exchange provisions applicable to the debt securities;

•	any events of default applicable to the debt securities (if not described in this prospectus); and

•	any other specific terms of the debt securities.

We may issue some of the debt securities as original issue discount debt securities. Original issue discount debt securities bear no interest or bear interest at a below-market rate and will be sold at a discount below their stated principal amount. The prospectus supplement will contain any special tax, accounting, or other information relating to original issue discount debt securities. If we offer other kinds of debt securities, including debt securities linked to an index or payable in currencies other than U.S. dollars, the prospectus supplement relating to those debt securities will also contain any special tax, accounting, or other information relating to those debt securities. Persons considering the purchase, ownership, or disposition of original issue discount debt securities or other kinds of debt securities, including debt securities linked to an index or payable in currencies other than U.S. dollars, should consult their own tax advisors concerning the United States federal income tax consequences to them from the purchase, ownership, or disposition of those securities in light of their particular situations, as well as any consequences arising under the laws of any other taxing jurisdiction.

Unless otherwise specified in the prospectus supplement, we will issue the debt securities only in fully registered form without coupons. You will not be required to pay a service charge for any transfer or exchange of debt securities, but we may require payment of any taxes or other governmental charges.

Unless otherwise specified in the prospectus supplement, we will pay principal, premium, if any, and interest, if any, on the debt securities at the corporate trust office of the trustee. You may also make transfers or exchanges of debt securities at that location. We also have the right to pay interest on any debt securities by check mailed to the registered holders of the debt securities at their registered addresses. In connection with any payment on debt securities, we may require the holder to certify information to Colonial BancGroup. In the absence of that certification, we may rely on any legal presumption to enable us to determine our responsibilities, if any, to deduct or withhold taxes, assessments, or governmental charges from the payment.

The indenture does not limit our ability to enter into a highly leveraged transaction or provides you with any special protection in the event of such a transaction. In addition, the indenture does not provide special protection in the event of a sudden and dramatic decline in our credit quality resulting from a takeover, recapitalization, or similar restructuring of Colonial BancGroup.

The debt securities may be exchangeable for or convertible into other series of our debt securities. The prospectus supplement will describe the specific terms of any of those exchangeable or convertible securities. It will also describe the specific terms of the debt securities issuable upon the exchange or conversion of those securities. See “Description of Securities” below.

The subordinated debt securities will be direct, unsecured general obligations of Colonial BancGroup. The subordinated debt securities will be subordinate and junior in right of payment to all senior indebtedness and, in certain circumstances described below relating to our dissolution, winding-up, liquidation, or reorganization, to all other financial obligations. The subordinated indenture does not limit the amount of debt, including senior indebtedness, or other financial obligations we may incur.

Unless otherwise specified in the applicable prospectus supplement, the maturity of the subordinated debt securities will be subject to acceleration only upon our bankruptcy or reorganization. See “Subordinated Debt Securities—Defaults and Waivers” below.

The holders of subordinated debt securities of a series that are specified to be convertible into our common stock or other securities will be entitled as specified in the applicable prospectus supplement to convert those convertible subordinated debt securities into common stock or such other securities, at the conversion price, at the times, and on the terms set forth in the prospectus supplement. If so specified in the applicable prospectus supplement, the holders of subordinated debt securities of any series may be obligated at maturity, or at any earlier time specified in the prospectus supplement, to exchange that series of subordinated debt securities for capital securities. “Capital securities” may consist of our common stock, perpetual preferred stock, or other capital securities of Colonial BancGroup acceptable to the Board of Governors of the Federal Reserve System, which is our primary federal banking regulator. The terms of any such exchange and of the capital securities that will be issued upon the exchange will be described in the applicable prospectus supplement. Whenever subordinated debt securities are exchangeable for capital securities, we will be obligated to deliver capital securities with a market value equal to the principal amount of those subordinated debt securities. In addition, we will unconditionally undertake, at our expense, to sell the capital securities in a secondary offering on behalf of any holders who elect to receive cash for the capital securities.

Subordination. The subordinated debt securities will be subordinate and junior in right of payment to all senior indebtedness and, under certain circumstances described below, to all other financial obligations. As used in this prospectus, “senior indebtedness” means the principal of, premium, if any, and interest on all indebtedness for money borrowed by us, whether outstanding on the date the subordinated indenture became effective or created, assumed, or incurred after that date (including all indebtedness for money borrowed by another person that we guarantee). However, senior indebtedness does not include indebtedness that is stated in its terms not to be superior to or to have the same rank as the subordinated debt securities.

The subordinated indenture defines “other financial obligations” to mean all indebtedness of Colonial BancGroup for claims in respect of derivative products, such as interest and foreign exchange rate contracts, commodity contracts, and similar arrangements, except obligations that constitute senior indebtedness and except obligations that are expressly stated in their terms to have the same rank as or not to rank senior to the subordinated debt securities.

If the maturity of any subordinated debt securities is accelerated, the holders of all senior indebtedness outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon before the holders of subordinated debt securities will be entitled to receive any payment upon the principal of (or premium, if any) or interest, if any, on the subordinated securities. No payments on account of principal (or premium, if any) or interest, if any, in respect of the subordinated debt securities may be made if there shall have occurred and be continuing:

•	a default in the payment of principal of (or premium, if any) or interest on senior indebtedness, or

•	an event of default with respect to any senior indebtedness resulting in the acceleration of the maturity thereof; or if any judicial proceeding shall be pending with respect to any such default.

In addition, upon our dissolution, winding-up, liquidation, or reorganization:

•	we must pay to the holders of senior indebtedness the full amounts of principal of, premium, if any, and interest, if any, on the senior indebtedness before any payment or distribution is made on the subordinated debt securities, and

•	if, after we have made those payments on the senior indebtedness, there are amounts available for payment on the subordinated debt securities and creditors who hold other financial obligations have not received their full payments, then we will first use amounts available for payment on the subordinated debt securities to pay in full all other financial obligations before we may make any payment on the subordinated debt securities.

No Limitation on Disposition of Voting Stock of Principal Subsidiary Bank. The subordinated indenture does not contain a covenant prohibiting us from selling or otherwise disposing of any shares of voting stock of our subsidiary banks, or securities convertible into, or options, warrants, or rights to purchase shares of, voting stock of our subsidiary banks. The subordinated indenture also does not prohibit our subsidiary banks from issuing any shares of their voting stock or securities convertible into, or options, warrants, or rights to purchase shares of their voting stock.

Events of Default. The subordinated indenture defines an event of default with respect to any series of subordinated debt securities as any one of the following events:

(1)	default in the payment of interest on any subordinated debt security of that series and continuance of that default for 30 days;

(2)	default in the payment of principal of, or premium, if any, on, any subordinated debt security of that series at maturity;

(3)	default in the deposit of any sinking fund payment applicable to any subordinated debt security of that series and continuance of that default for 5 days;

(4)	failure by us for 60 days after notice to perform any of the other covenants or warranties in the subordinated indenture applicable to that series;

(5)	specified events of bankruptcy, insolvency, or reorganization of Colonial BancGroup; and

(6)	any other event of default specified with respect to subordinated debt securities of that series.

Upon the occurrence of specified events of bankruptcy, insolvency, or reorganization, the principal amount (or, if the subordinated debt securities of that series are original issue discount subordinated debt securities, a specified portion of the principal amount) of the outstanding subordinated debt securities of a series will become due and payable immediately. Subject to certain conditions, the holders of a majority in principal amount of the outstanding subordinated debt securities of that series may annul the acceleration. The right of the holders of the subordinated debt securities of a series to demand payment in cash upon the occurrence and continuance of an event of default continues to exist so long as the subordinated debt securities of that series have not been exchanged or converted.

Unless otherwise provided in the terms of a series of subordinated debt securities, there is no right of acceleration of the payment of principal of the subordinated debt securities of that series upon a default in the payment of principal or interest or a default in the performance of any covenant or agreement in the subordinated debt securities or the subordinated indenture. In the event of a default in the payment of interest or principal (including a default in the delivery of any capital securities in exchange for subordinated debt securities) or in the performance of any covenant or agreement in the subordinated debt securities or the subordinated indenture, the trustee may, subject to specified limitations and conditions, seek to enforce that payment (or delivery) or the performance of that covenant or agreement.

Subject to the duty of the trustee to act with the required standard of care during a default, the trustee is not obligated to exercise any of its rights or powers under the subordinated indenture at the request or direction of any of the holders of the subordinated debt securities, unless those holders have offered the trustee security or indemnity reasonably satisfactory to the trustee. Subject to that provision for security or indemnity, the holders of a majority in principal amount of the subordinated debt securities of any series then outstanding have the right to direct the time, method, and place of conducting any proceeding for any remedy available to, or exercising any trust or power conferred on, the trustee with respect to the subordinated debt securities of that series.

The subordinated indenture includes a covenant requiring us to file annually with the trustee a certificate of no default or specifying any default that exists.

Defeasance and Covenant Defeasance. The subordinated indenture contains a provision that, if made applicable to any series of subordinated debt securities, permits us to elect defeasance and/or covenant defeasance under the same terms described above in “Senior Debt Securities - Defeasance and Covenant Defeasance.”

Modification and Waiver. The subordinated indenture contains provisions providing for the amendment or modification of the subordinated indenture and waiver of compliance with certain provisions or past defaults under the same terms described above in “Senior Debt Securities-Modification and Waiver”.

Additionally, no modification or amendment to the subordinated indenture may, without the consent of the holder of each outstanding subordinated debt security affected:

•	modify the subordination provisions of the subordinated debt securities of any series in a manner adverse to the holders of the subordinated debt securities; or

•	adversely affect the right to convert any subordinated debt security.

Consolidation, Merger, and Sale of Assets. We may, without the consent of the holders of any subordinated debt securities, consolidate or merge with any other person or transfer or lease all or substantially all of our assets to another person or permit another corporation to merge into Colonial BancGroup under the same terms described above in “Senior Debt Securities - Consolidation, Merger, and Sale of Assets.”

Information Concerning the Trustee

Colonial BancGroup and some of our subsidiaries may maintain deposits and conduct other banking transactions with the trustee under the subordinated indenture in the ordinary course of business.

Governing Law

The subordinated indenture and the subordinated debt securities will be governed by and construed in accordance with the laws of the State of New York.

Permanent Global Debt Securities

We may issue series of the debt securities as permanent global debt securities and deposit them with a depositary with respect to that series. Unless otherwise indicated in the prospectus supplement, the following is a summary of the depositary arrangements applicable to debt securities issued in permanent global form and for which The Depository Trust Company (“DTC”) will act as depositary. Each permanent global debt security will be deposited with, or on behalf of, DTC, as depositary, or its nominee and registered in the name of a nominee of DTC. Except under the limited circumstances described below, permanent global debt securities are not exchangeable for definitive, certificated debt securities.

Only institutions that have accounts with DTC or its nominee (“DTC participants”) or persons that may hold interests through DTC participants may own beneficial interests in a permanent global debt security. DTC will maintain records reflecting ownership of beneficial interests by DTC participants in the permanent global debt securities and transfers of those ownership interests. DTC participants will maintain records evidencing ownership of beneficial interests in the permanent global debt securities by persons that hold through those DTC participants and transfers of those ownership interests within those DTC participants. DTC has no knowledge of the actual beneficial owners of the debt securities. You will not receive written confirmation from DTC of your purchase, but we do expect that you will receive written confirmations providing details of the transaction, as well as periodic statements of your holdings from the DTC participant through which you entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of those securities in definitive form. Those laws may impair your ability to transfer beneficial interests in a permanent global debt security.

We anticipate that upon the issuance of a permanent global debt security and the deposit of that permanent global debt security with DTC, DTC will immediately credit, on its book-entry registration and transfer system, the respective principal amounts represented by that permanent global debt security to the accounts of DTC participants.

We will make payment of principal of, and interest on, debt securities represented by a permanent global debt security to DTC or its nominee, as the case may be, as the registered owner and holder of the permanent global debt security representing those debt securities. We anticipate that upon receipt of any payment of principal of, or interest on, a permanent global debt security, DTC will immediately credit accounts of DTC participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of that permanent global debt security, as shown in the records of DTC.

Standing instructions and customary practices will govern payments by DTC participants to owners of beneficial interests in a permanent global debt security held through those DTC participants, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” Those payments will be the sole responsibility of those DTC participants, subject to any statutory or regulatory requirements in effect from time to time.

Neither Colonial BancGroup, the trustee, nor any of our other agents will have any responsibility or liability for any aspect of the records of DTC, any nominee, or any DTC participant relating to, or payments made on account of, beneficial interests in a permanent global debt security or for maintaining, supervising, or reviewing any of the records of DTC, any nominee, or any DTC participant relating to those beneficial interests.

A permanent global debt security is exchangeable for definitive debt securities registered in the name of a person other than DTC or its nominee only if:

(1)	DTC notifies us that it is unwilling or unable to continue as depositary for that permanent global debt security or DTC ceases to be registered under the Securities Exchange Act of 1934;

(2)	we determine in our discretion that the permanent global debt security will be exchangeable for definitive debt securities in registered form; or

(3)	if applicable to the particular type of security, there shall have occurred and be continuing an event of default or an event which, with notice or lapse of time or both, would constitute an event of default under the securities.

Any permanent global debt security that is exchangeable as described in the preceding sentence will be exchangeable in whole for definitive, certificated debt securities in registered form, of like tenor, and of an equal aggregate principal amount as the permanent global debt security, in denominations of $1,000 and integral multiples of $1,000 (or in denominations and integral multiples as otherwise specified in the applicable prospectus supplement). The registrar will register the definitive debt securities in the name or names instructed by DTC. We expect that those instructions may be based upon directions received by DTC from DTC participants with respect to ownership of beneficial interests in the permanent global debt security. We will make payment of any principal and interest on the definitive debt securities and will register transfers and exchanges of those definitive debt securities at the corporate trust office of the respective transfer agent and registrar in the Borough of Manhattan, The City of New York. However, we may elect to pay interest by check mailed to the address of the person entitled to that interest payment as of the record date, as shown on the register for the debt securities.

Except as provided above, as an owner of a beneficial interest in a permanent global debt security, you will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered a holder of debt securities for any purpose under either of the indentures. No permanent global debt security will be exchangeable except for another permanent global debt security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, you must rely on the procedures of DTC and the DTC participant through which you own your interest to exercise any rights of a holder under the permanent global debt security or the subordinated indenture, as the case may be.

We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a permanent global debt security desires to take any action that a holder is entitled to take under the debt securities or the indentures, DTC would authorize the DTC participants holding the relevant beneficial interests to take that action, and those DTC participants would authorize beneficial owners owning through those DTC participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the Securities Exchange Act of 1934. DTC was created to hold securities of DTC participants and to facilitate the clearance and settlement of securities transactions among DTC participants in those securities through electronic book-entry changes in accounts of the DTC participants, thereby eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of DTC participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the SEC.

If specified in a prospectus supplement to this prospectus with respect to a particular series, investors may elect to hold interests in a particular series of debt securities outside the United States through Clearstream Banking, societe anonyme (“Clearstream”) or the Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), if they are participants in those systems, or indirectly through organizations that are participants in those systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries. Those depositaries in turn hold those interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities, and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector.

Clearstream participants are financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations, and other organizations and may include the underwriters for a particular offering of debt securities. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a Clearstream participant, either directly or indirectly. Distributions with respect to permanent global debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). The Euroclear Operator conducts all Euroclear operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative.

The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters for a particular offering of debt securities.

Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. The Euroclear Operator holds all securities in Euroclear on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to permanent global debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Global Clearance and Settlement Procedures

Unless otherwise specified in a prospectus supplement with respect to a particular series of permanent global debt securities, initial settlement for permanent global debt securities will be made in immediately available funds. DTC participants will conduct secondary market trading with other DTC participants in the ordinary way in accordance with DTC rules and accordingly secondary market trades will settle in immediately available funds using DTC’s same day funds settlement system.

If the prospectus supplement specifies that interests in the permanent global debt securities may be held through Clearstream or Euroclear, Clearstream and/or Euroclear participants will conduct secondary market trading with other Clearstream and/or Euroclear participants in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear. Then secondary market trades will settle using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream or Euroclear participants on the other, will be effected in DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by the U.S.

depositary for that system; however, those cross-market transactions will require delivery by the counterparty in the relevant European international clearing system of instructions to that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary for that system to take action to effect final settlement on its behalf by delivering or receiving interests in permanent global debt securities in DTC and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to DTC.

Because of time-zone differences, credits of interests in permanent global debt securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. Those credits or any transactions in permanent global debt securities settled during that processing will be reported to the relevant Euroclear or Clearstream participants on that business day. Cash received in Clearstream or Euroclear as a result of sales of interests in permanent global debt securities by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream, and Euroclear generally agree to the procedures described above in order to facilitate transfers of interests in permanent global debt securities among DTC participants, Clearstream, and Euroclear, they are under no obligation to perform those procedures, and those procedures may be discontinued at any time.

PLAN OF DISTRIBUTION

We may sell the securities being offered by use of this prospectus and an applicable prospectus supplement in one or more of the following ways from time to time:

•	through underwriters;

•	through dealers;

•	through agents; or

•	directly to purchasers.

The names of any underwriters or dealers involved in the sale of the securities in respect of which this prospectus is delivered, the amount or number of securities to be purchased by any such underwriters and any applicable commissions or discounts will be set forth in the applicable prospectus supplement.

In addition, we may sell some of the securities covered by this prospectus through:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	privately negotiated transactions.

We may also enter into hedging transactions. For example, we may:

•	enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the securities pursuant to this prospectus, in which case such broker-dealer or affiliate may use securities received from us to close out its short positions;

•	sell securities short itself and redeliver such securities to close outs its short positions;

•	enter into option or other types of transactions that require us to deliver securities to a broker-dealer or an affiliate thereof, who will then resell or transfer the securities under this prospectus; or

•	loan or pledge the securities to a broker-dealer or an affiliate thereof, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold at various times in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, at market prices prevailing the time of sale, at prices related to such prevailing market prices, or at negotiated prices. A distribution of securities by us may also be effected through the issuance by us or others of derivative securities, including without limitation, warrants, exchangeable securities, forward delivery contracts and the writing of options. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters.

We may authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase securities pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in the prospectus supplement. Institutions with which delayed delivery contracts may be made include commercial and savings banks, insurance companies, educational and charitable institutions and other institutions that we may approve. The obligations of any purchaser under any delayed delivery contract will not be subject to any conditions except that any related sale of offered securities to underwriters shall have occurred and the purchase by an institution of the securities covered by its delayed delivery contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which that institution is subject.

Any underwriting compensation paid by BancGroup to underwriters in connection with the offering of securities, and any discounts, concessions or commissions allowed by such underwriters to participating dealers, will be described in an accompanying prospectus supplement. Underwriters, agents and dealers participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of such securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, agents and dealers may be entitled, under agreement with BancGroup, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by BancGroup for certain expenses.

Underwriters, agents and dealers may engage in transactions with, or perform services for, BancGroup and/or any of their affiliates in the ordinary course of business.

Except as otherwise stated in the applicable prospectus supplement, the securities, except for Common Stock, will be new issues of securities and will have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Such securities may or may not be listed on a national securities exchange or the Nasdaq National Market. No assurance can be given as to the liquidity of or the existence of trading markets for any securities.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, some legal matters concerning the securities will be passed upon for BancGroup by the law firm Miller, Hamilton, Snider & Odom, L.L.C., Montgomery, Alabama. Certain matters relating to U.S. Federal income tax considerations may also be passed upon for BancGroup by Miller, Hamilton, Snider & Odom, L.L.C., Mobile, Alabama. John C. H. Miller, Jr. is a member of this law firm and a director of Colonial BancGroup. The law firm received fees for legal services performed in 2003 of approximately $2,647,660. John C. H. Miller, Jr. beneficially owns 66,117 shares of Colonial BancGroup common stock. Mr. Miller also received employee-related compensation from Colonial BancGroup in 2003 of $41,845, the use of a company provided vehicle for personal use valued at $4,204, and the personal use of the company aircraft valued at $2,215.

EXPERTS

The consolidated financial statements of BancGroup incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2003, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements, and other information with the SEC. You can read and copy these reports, proxy statements, and other information concerning us at the SEC’s Public Reference Room at 450 Fifth Street, N. W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. You can review our electronically filed reports, proxy and information statements on the SEC’s Internet site at http://www.sec.gov. Our Common Stock is quoted on the New York Stock Exchange. These reports, proxy statements and other information are also available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York City, New York 10005.

We have filed a registration statement on Form S-3 with the SEC covering the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement. For further information about us and securities offered by this prospectus you should refer to the registration statement and its exhibits. You can obtain the full registration statement from the SEC as indicated above.

The SEC allows us to “incorporate by reference” the information we file with the SEC. This permits us to disclose important information to you by referring to these filed documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference:

•	our Annual Report on Form 10-K for the year ended December 31, 2003,

•	our Quarterly Reports on Form 10-Q for the periods ended March 31, 2004 and June 30, 2004,

•	our Current Report on Form 8-K filed on September 1, 2004,

•	a description of our Common Stock, $2.50 par value per share, contained in our Registration Statement on Form 8-A, filed with the SEC on November 22, 1994 and effective February 22, 1995 and the description of our preferred stock and debt securities contained in our registration statements filed under Section 12 of the Securities Exchange Act of 1934 and any amendment or report filed for the purpose of updating those descriptions,

•	all reports that we file with the SEC after the date of the initial filing of the registration statement and prior to the effectiveness of the registration statement, and

•	any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) under the Securities Exchange Act of 1934 until we sell all of the Common Stock under this prospectus.

You may request a copy of these filings at no cost by writing or telephoning us at the following address:

Helena T. Duncan

Secretary

The Colonial BancGroup, Inc.

Colonial Financial Center

One Commerce Street

Eighth Floor

Montgomery, Alabama 36104

(334) 240-5000

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses (other than underwriting discounts and commissions) to be borne by The Colonial BancGroup, Inc. (the “registrant”) in connection with the offering. All of the amounts shown are estimates except the SEC registration fee.

SEC Registration Fee	$63,350
Legal Fees and Expenses	150,000
Accounting Fees and Expenses	40,000
Printing and Mailing Expenses	25,000
Miscellaneous Expenses	25,000
TOTAL FEES AND EXPENSES	$303,350

Item 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Pursuant to the Delaware General Corporation Law (“DGCL”), a corporation may indemnify any person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of such corporation) who is or was a director, officer, employee or agent of such corporation, or serving at the request of such corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The DGCL also permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless the Delaware Court of Chancery of the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

The DGCL provides that indemnification described above shall not be deemed exclusive of any other indemnification that may be granted by a corporation pursuant to its by-laws, disinterested directors’ vote, stockholder’ vote, agreement or otherwise.

The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

Directors, officers, employees, and agents of BancGroup and its subsidiaries are entitled to indemnification as expressly permitted by the provisions of the DGCL, BancGroup’s restated certificate of incorporation, the charters of BancGroup’s subsidiaries, and BancGroup’s liability insurance. BancGroup has also entered into indemnification agreements with its directors regarding indemnification against certain liabilities. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling BancGroup pursuant to the foregoing provisions, BancGroup has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is therefore unenforceable.

Item 16. EXHIBITS

The following exhibits either are filed herewith or incorporated by reference to documents previously filed or will be filed by amendment, as indicated below:

INDEX TO EXHIBITS

Exhibits	Description
Exhibit 4.	Instruments defining the rights of security holders:
	4.1	Article 4 of the Restated Certificate of Incorporation of the Registrant filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, dated February 21, 1995, and incorporated herein by reference.
	4.2	Amendment to Article 4 of Registrant’s Restated Certificate of Incorporation, dated May 15, 1998, filed as Exhibit 4.2 to the Registrant’s Registration Statement on Form S-4 (File No. 333-56241), effective June 22, 1998, and incorporated herein by reference.
	4.3	Article II of the Bylaws of the Registrant filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, dated February 21, 1995, and incorporated herein by reference.
	4.4	Restated Dividend Reinvestment Plan of the Registrant dated April 18, 2001, Amendment No. 1 thereto dated as of June 10, 1986, filed as Exhibit 4(C) to the Registrant’s Registration Statement on Form S-4 (File No. 33-07015), effective July 15, 1986, and Amendment No. 2 thereto filed as a Post-Effective Amendment to Form S-3 (File No. 33-62071) on June 18, 2001, and incorporated herein by reference.
	4.5	Trust Indenture dated as of March 25, 1986, included as Exhibit 4 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-2, file number 33-4004, effective March 25, 1986, and incorporated herein by reference.
	4.6	All other instruments defining the rights of holders of long-term debt of the Registrant and its subsidiaries—not filed pursuant to clause 4(iii) of Item 601(b) of Regulation S-K to be furnished upon request of the Commission.
	4.7	Form of Subordinated Indenture
Exhibit 5.		Opinion of Miller, Hamilton, Snider & Odom, L.L.C. as to certain Delaware law issues of the securities being registered
Exhibit 12.		Statements regarding Computation of Ratios are included in the Prospectus which forms a part of this Registration Statement, and incorporated herein by reference.
Exhibit 23.		Consents of experts and counsel:
	23.1	Consent of PricewaterhouseCoopers LLP.
	23.2	Consent of Miller, Hamilton, Snider & Odom, L.L.C.
Exhibit 24.		Power of Attorney.

Item 17. UNDERTAKINGS

(a) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time is was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) The Registrant hereby also undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in post-effective amendment by those paragraphs is contained in periodic reports filed by a registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Montgomery, State of Alabama, on the 2nd day of November, 2004.

THE COLONIAL BANCGROUP, INC.

SIGNATURES	TITLE	DATE

/s/ ROBERT E. LOWDER Robert E. Lowder	Chairman of the Board and Chief Executive Officer	**

/s/ SARAH H. MOORE Sarah H. Moore	Chief Financial Officer and Executive Vice President (Principal Financial Officer)	**

/s/ SHEILA P. MOODY Sheila P. Moody	Chief Accounting Officer (Principal Accounting Officer)	**

* William Britton	Director	**

* Jerry J. Chesser	Director	**

* Augustus K. Clements, III	Director	**

* Robert S. Craft	Director	**

* Patrick F. Dye	Director	**

* Clinton O. Holdbrooks	Director	**

* Harold D. King	Director	**

* John Ed Mathison	Director	**

* Milton E. McGregor	Director	**

* John C. H. Miller, Jr.	Director	**

SIGNATURES	TITLE	DATE

* Joe D. Mussafer	Director	**

* William E. Powell, III	Director	**

* James W. Rane	Director	**

* Frances E. Roper	Director	**

* Simuel Sippial	Director	**
* Edward V. Welch
	Director	**

* The undersigned, acting pursuant to a power of attorney, has signed this Registration Statement on Form S-3 for and on behalf of the persons indicated above as such persons true and lawful, attorney-in-fact and in their names, places and stead, in the capacities indicated above and on the date indicated below.

/s/ W. FLAKE OAKLEY
W. Flake Oakley, Attorney-in-Fact

** Date: November 2, 2004.